Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE AMENDED ARTICLES OF INCORPORATION
OF LNB BANCORP, INC.
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board”), and in accordance with Section 1701.70(B)(1) of the Ohio Revised Code and Article FOURTH of the Corporation’s Second Amended Articles of Incorporation, as amended (the “Articles”), the Board hereby amends and restates the terms of the Corporation’s Series A Voting Preferred Shares, without par value, reduces the authorized number of shares of the series from 750,000 shares to 150,000 shares, and fixes and determines the preferences and rights of shares of the series, and the qualifications, limitations and restrictions thereof, with the Articles hereby amended to delete Part C of Article FOURTH of the Articles in its entirety and replace it as follows:
     C. SERIES A VOTING PREFERRED SHARES:
          From the authorized number of Voting Preferred Shares of Corporation, there is established hereby a series of Voting Preferred Shares designated as “Series A Voting Preferred Shares” that shall have the terms set forth in this Part C. The number of Shares constituting the Series A Voting Preferred Shares shall be 150,000. Such number of Shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series A Voting Preferred Shares to a number less than the number of Shares then outstanding plus the number of Shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Voting Preferred Shares.
          1. Dividends and Distribution.
               (a) In preference to the holders of Common Shares and of any other junior Shares, but subject to the prior and superior rights of the holders of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and any Shares of any other series of Voting Preferred Shares ranking prior and superior to the Series A Voting Preferred Shares with respect to dividends, the holders of Series A Voting Preferred Shares shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the first Business Day of January, April, July and October of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”, and “Business Day” meaning any day except a Saturday, Sunday or any day on which banking institutions in the State of Ohio are authorized or obligated by law or executive order to close), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Voting Preferred Share or fraction of a Series A Voting Preferred Share, in an amount per Share (rounded to the nearest cent) equal to the greater of (a) $1.00, or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per Share amount of all cash dividends and 100 times the aggregate per Share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment

Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Voting Preferred Share or fraction of a Series A Voting Preferred Share. In the event the Corporation shall, on or after October 25, 2010 (the “Rights Declaration Date”), declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Voting Preferred Shares payable in Series A Voting Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Voting Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Voting Preferred Shares) into a greater or lesser number of Series A Voting Preferred Shares, then in each such case the amount to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event under clause (b) of the first sentence of this Section 1(a) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Voting Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Voting Preferred Shares outstanding immediately after such event.
               (b) The Corporation shall declare a dividend or distribution on the Series A Voting Preferred Shares as provided in paragraph (a) of this Section 1 immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares) and the Corporation shall pay such dividend or distribution on the Series A Voting Preferred Shares before the dividend or distribution declared on the Common Shares is paid or set apart; provided that in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per Share on the Series A Voting Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
               (c) Dividends shall begin to accrue and be cumulative on outstanding Series A Voting Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Shares, unless the date of issue of such Shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Shares shall begin to accrue from the date of issue of such Shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Voting Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Voting Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such Shares shall be allocated pro rata on a Share-by-Share basis among all such Shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Voting Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
          2. Voting Rights. The holders of Series A Voting Preferred Shares shall have the following voting rights:
               (a) Subject to the provision for adjustment hereinafter set forth, each Series A Voting Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per Share to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Voting Preferred Shares payable in Series A Voting Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Voting Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Voting Preferred Shares) into a greater or lesser number of Series A Voting Preferred Shares, then in each such case the number of votes per Share to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Voting Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preferred Shares outstanding immediately after such event.
               (b) Except as otherwise provided in the Articles or by law, the holders of Series A Voting Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
               (c) Except as set forth in the Articles, or as otherwise provided by law, the holders of Series A Voting Preferred Shares shall have no voting rights.
          3. Certain Restrictions.
               (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Voting Preferred Shares as provided in Section 1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Voting Preferred Shares outstanding shall have been paid in full, the Corporation shall not:
(i)	declare or pay dividends, or make any other distributions, on any Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Voting Preferred Shares;

(ii)	declare or pay dividends, or make any other distributions, on any Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Voting Preferred Shares, except dividends paid ratably on the Series A Voting Preferred Shares and all such parity Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such Shares are then entitled;

(iii)	redeem or purchase or otherwise acquire for consideration any Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Voting Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such junior Shares in exchange for any Shares of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Voting Preferred Shares; or

(iv)	redeem or purchase or otherwise acquire for consideration any Series A Voting Preferred Shares or any Shares ranking on a parity with the Series A Voting Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such Shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
               (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any Shares of the Corporation unless the Corporation could, under paragraph (a) of this Section 3, purchase or otherwise acquire such Shares at such time and in such manner.
          4. Reacquired Shares. Any Series A Voting Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Shares shall upon their cancellation become authorized but unissued Voting Preferred Shares and may be reissued as part of a new series of Voting Preferred Shares subject to the conditions and restrictions on issuance set forth in the Articles or as otherwise required by law.

          5. Liquidation, Dissolution or Winding Up.
               (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Voting Preferred Shares unless, prior thereto, the holders of Series A Voting Preferred Shares shall have received $100 per Share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Voting Preferred Shares shall be entitled to receive an aggregate amount per Share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per Share to holders of Common Shares, or (2) to the holders of Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Voting Preferred Shares, except distributions made ratably on the Series A Voting Preferred Shares and all such parity Shares in proportion to the total amounts to which the holders of all such Shares are entitled upon such liquidation, dissolution or winding up.
               (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.
               (c) In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of paragraph (a) of this Section 5 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Voting Preferred Shares payable in Series A Voting Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Voting Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Voting Preferred Shares) into a greater or lesser number of Series A Voting Preferred Shares, then in each such case the aggregate amount to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of paragraph (a) of this Section 5 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Voting Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Voting Preferred Shares outstanding immediately after such event.
          6. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained in the Articles, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Voting Preferred Share shall at the same time be similarly exchanged or changed into an amount per Share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares or securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. If, at any time on or after the Rights Declaration Date, the Corporation shall declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Voting Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Voting Preferred Shares payable in Series A Voting Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Voting Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Voting Preferred Shares) into a greater or lesser number of Series A Voting Preferred Shares, then in each such case the amount set forth in the first sentence of this Section 6 with respect to the exchange or change of Series A Voting Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Voting Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Voting Preferred Shares outstanding immediately after such event.
          7. No Redemption. The Series A Voting Preferred Shares shall not be redeemable.
          8. Rank. The Series A Voting Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation, junior to the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and all other series of the Company’s Voting Preferred Shares, unless the terms of any such series shall provide otherwise.
          9. Amendment. At such time as any Series A Voting Preferred Shares are outstanding, the Articles shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Voting Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Voting Preferred Shares, voting together as a single class.
          10. Fractional Shares. Series A Voting Preferred Shares may be issued in fractions of a Share which shall entitle the holder, in proportion to such holder’s fractional Shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Voting Preferred Shares.
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